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                                                                    EXHIBIT 10.1


                    THIRD AMENDED AND RESTATED LOAN AGREEMENT


     This Third Amended and Restated Loan Agreement is dated as of July 18, 2002 and is by and among Whitney National Bank ("Lender"), a national banking association, and Conrad Shipyard, L.L.C. ("Borrower"), a Louisiana limited liability company, and Orange Shipbuilding Company, Inc. ("Orange"), a Texas corporation, and Conrad Industries, Inc.("Conrad "), a Delaware corporation, (with Orange and Conrad collectively referred to as "Guarantor").

                                   WITNESSETH:

     WHEREAS, Lender, Conrad Shipyard, Inc. and Orange entered into a Loan Agreement, dated as of March 19, 1998, which provided for a term loan in the sum of Twenty-Five Million and No/100 ($25,000,000.00) Dollars (the "Initial Loan Agreement");

     WHEREAS, Lender, Conrad Shipyard, Inc., Orange and Conrad entered into an amended and restated Loan Agreement, dated as of May 22, 1998, as amended by First Amendment to Loan Agreement dated as of April 30, 1999, which provided for a line of credit in the amount of Ten Million and No/100 ($10,000,000.00) Dollars in addition to the term loan of $25,000,000.00 and amended and restated the Initial Loan Agreement (the "First Amended and Restated Loan Agreement");

     WHEREAS, Lender, Conrad Shipyard, Inc., Orange and Conrad entered into a Second Amended and Restated Loan Agreement, dated as of December 31, 1999, whereby Lender consented to Conrad Shipyard, Inc. using up to $1,000,000.00 of the line of credit to repurchase shares of stock of Conrad Shipyard, Inc. and extending the line of credit (the "Second Amended and Restated Loan Agreement");

     WHEREAS, Conrad Shipyard, Inc. on December 28, 2000, but effective as of December 31, 2000, merged into Conrad Shipyard, L.L.C., a Louisiana limited liability company with Conrad Shipyard, L.L.C. being the surviving entity and assuming all obligations and liabilities of Conrad Shipyard, Inc.;

     WHEREAS, Borrower requested the restructure of the $25,000,000.00 term loan into a $9,007,000.00 term loan and the renewal of the line of credit in the amount of $10,000,000.00 both at a reduced interest rate, which was documented in that certain First Amendment to Second Amended and Restated Loan Agreement, dated as of December 31, 2001; and

     WHEREAS, Borrower has requested Lender to extend it a line of credit in the amount of $6,700,000.00 in connection with the development of the Amelia Deepwater facility in Amelia, Louisiana and Lender is agreeable to such request upon the terms and conditions hereinafter provided and upon receipt of the additional collateral hereinafter provided;

     NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Borrower, Guarantor and Lender

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agree to amend, restate and supercede the Second Amended and Restated Loan
Agreement and all other prior loan agreements as follows:

                             SECTION I. DEFINITIONS

     For the purpose of this Agreement, the following terms shall have the meanings specified below:

     "Advance" shall mean a disbursement under a Line of Credit.

     "Advance Request" shall mean the Borrower's request for an Advance.

     "Affiliate" shall mean any Person, which has twenty percent (20%) or more of any class of its capital stock (or, in the case of a Person which is not a corporation, twenty percent (20%) or more of its equity interest) beneficially owned or held or controlled, directly or indirectly, by Borrower, Guarantor or any Subsidiary. For purposes of this definition, "control" shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Agreement" shall mean this Third Amended and Restated Loan Agreement, as it may be amended from time to time.

     "Amelia Shipyard" shall mean the approximately 52 acres of immovable property in Amelia, Louisiana, owned by Borrower on which the Amelia Deepwater facility is being developed, as described on Exhibit C.

     "Base Rate" shall mean the Prime Rate minus the applicable margin of 50 basis points during any Interest Period. Prime Rate shall mean that rate of interest as recorded by Whitney National Bank from time to time as its prime lending rate with the rate of interest to change when and as said prime lending rate changes. The Prime Rate is not necessarily the lowest interest rate charged by Whitney National Bank. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

     "Borrower" shall mean Conrad Shipyard, L.L.C., a Louisiana limited liability company.

     "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in New Orleans, Louisiana and London, England.

     "Cash Flow" shall mean for any period the sum of net income after taxes (including any applicable reserves for such taxes), plus depreciation, amortization and any adjustments for noncash expenses, plus interest expense, all determined in accordance with GAAP.

     "Closing Date" shall mean the effective date of this Agreement.

     "Company Agent" shall mean Kenneth G. Myers, Jr. or Cecil A. Hernandez.

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     "Conrad" shall mean, Conrad Industries, Inc., a Delaware corporation, which is the sole member of Borrower.

     "Conrad Shipyard" shall mean the approximately 11 acres of immovable property on the Atchafalya River, Morgan City, Louisiana, owned by Borrower and which is the Borrower's shipyard in Morgan City, Louisiana, as described on Exhibit A.

     "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

     "Consolidated Funded Debt" shall mean all obligations for borrowed money, whether as maker or endorser, of Borrower, Guarantor and all their Subsidiaries (including without limitation, all notes, debentures, bonds or similar instruments shown on a balance sheet or financial statement of Borrower, Guarantor and all their Subsidiaries).

     "Consolidated Funded Debt Payments" shall mean, for any period, all principal and interest payments of Consolidated Funded Debt as required by the terms of the documents evidencing such debt and other indebtedness and excluding any prepayments of principal thereunder.

     "Current Assets" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a balance sheet of the Borrower, Guarantor and all their Subsidiaries at such date.

     "Current Liabilities" means, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of the Borrower, Guarantor and all their Subsidiaries as at such date.

     "Debt" of a Person shall mean at a particular date, the sum (without duplication and in conformity with GAAP) of (i) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, whether as maker or endorser, (including without limitation, all notes, debentures, bonds or similar instruments and all liabilities shown on a balance sheet or financial statement of Borrower, Guarantor and all their Subsidiaries), (ii) capitalized lease obligations of such Person or any subsidiary thereof, (iii) obligations with respect to any installment sale or conditional sale agreement or title retention agreement, (iv) indebtedness arising under acceptance facilities, (v) reimbursement obligations arising in connection with surety, or performance or other similar bonds and in connection with letters of credit issued in lieu of such bonds, (vi) the outstanding amount of all other letters of credit and (vii) any withdrawal liability or obligation of such Person or an ERISA affiliate to a multiemployer plan.

     "Debt Service Coverage Ratio" shall mean the ratio calculated on a rolling four (4) quarter basis over the life of the Loan of Cash Flow to Consolidated Funded Debt Payments.

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     "Debt to Worth Ratio" shall mean the ratio for a given period of Debt to
Tangible Net Worth.

     "Default" shall mean the occurrence of any of the events specified in
Section VI.

     "Drydock" shall mean that certain drydock, CONRAD DD 6, bearing official number 1122612.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Financial Covenants" shall mean all of the financial covenants to be met by Borrower on a consolidated basis as described in Section 5.01.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis.

     "Governmental Authority" means any sovereign state or nation or government, or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, the United States Department of Defense, the United States Navy, the United States Coast Guard and United States Army Corp of Engineers.

     "Government Contracts" shall have the meaning as provided in Section 4.20.

     "Guarantor" shall mean Orange Shipbuilding Company, Inc. and Conrad Industries, Inc., which term means individually, collectively, and interchangeably any, each and/or all of them.

     "Hazardous Materials" shall mean:

     (a) any "hazardous waste" as defined by either the Resource Conservation and Recovery Act of 1976 (42 U.S.C. (S)6901 et. seq.), as amended from time to time, and regulations promulgated thereunder;

     (b) any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S)9601 et. seq.) ("CERCLA"), as amended from time to time, and regulations promulgated thereunder;

     (c)  asbestos;

     (d)  polychlorinated biphenyls;

     (e) any "regulated substance" as defined under Underground Storage Tank Regulations, 53 Fed. Reg. 37196 (Sept. 23, 1988), codified as 40 C.F.R. (S)280.12, or La. Adm. Code 33:XI.103;

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     (f)  any naturally occurring radioactive materials, the possession, use, transfer, processing, distribution, or disposal of which is subject to regulation by the Louisiana Department of Environmental Quality pursuant to the provisions of La. Adm. Code 33:XV, Chapter 14, as amended from time to time;

     (g) any non-hazardous oil field wastes ("Now") defined and regulated by the Commissioner of Conservation under La. R.S. 30:1, et seq., or the Louisiana Abandoned Oil field Waste Site Law, La. R.S. 30:71 et seq., as amended from time to time, and regulations promulgated thereunder;

     (h) any substance the presence of which on the Property is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Property, including but not limited to any solid waste and underground storage tanks subject to the regulations of the Louisiana Department of Environmental Quality; and

     (i) any other substance which by any such rule or regulation requires special handling in its collection, storage, treatment, or disposal.

     "Hazardous Materials Contamination" shall mean (i) the contamination (whether presently existing or hereafter occurring) of the Property, including the improvements, facilities, soil, ground, water, air or other elements on, or of, the Property by Hazardous Materials, (ii) the contamination of the Property, including the buildings, facilities, soil, ground, water, air or other elements on, or of, any other property as a result of Hazardous Materials at any time (whether before or after the date of this Loan Agreement) emanating from the Property or (iii) the existence of an underground storage tank which is out-of-service or must be removed in accordance with La. Adm. Code 33:XI, et seq.

     "Interest Period" shall mean at the time the Borrower gives a Notice of Conversion (as defined in Section 2.03) in respect of the making of, or converting the interest rate on the Loan to accrue at Libor Rate or Base Rate on the last Business Day prior to the expiration of the then applicable Interest Period, the Borrower shall have the right to elect, by having the Company Agent give Lender written notice of the interest period (each an "Interest Period") applicable to Libor Rate or Base Rate, which Interest Period shall, at the option of the Borrower, be one month, two month, three month or six month period for Libor Rate or a thirty day period for Base Rate; provided that:

     (i) the Loan shall at all times accrue interest at the rate chosen during the applicable Interest Period;

     (ii) the Interest Period for any Libor Rate or Base Rate shall commence on the day on which the preceding Interest Period thereto expires;

     (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day which is not a

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     Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (iv) no Interest Period may be selected nor the rate of interest be changed at any time when a Default is then in existence; and

     (v) no Interest Period shall be selected which extends beyond the respective maturity dates for the Loan.

     If upon the expiration of any Interest Period, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period, the Borrower shall be deemed to have elected to have the Loan accrue interest equal to the Base Rate effective as of the expiration date of such current Interest Period.

     "Libor Rate" shall mean an interest rate per annum (rounded upward to the nearest hundredth of a percent (1/100 of 1%)) which is the offered quotation to Lender of the London interbank offered rate for U.S. Dollar deposits of amounts in immediately available funds in the London market for one month, two months, three months or six months as recorded by the Bloomberg, L.P. or such other service used by Lender as an information vendor for the purpose of displaying British Bankers' Association interest settlement rates for U.S. Dollar Deposits, as determined by Lender as of the opening of business of Lender or as soon thereafter as practicable, plus the applicable margin of 175 basis points (1 3/4% percent). The Libor Rate shall be determined by Lender on the first Business Day of each Interest Period with the change in the Libor Rate to be effective as of such Business Day.

     "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, judgment, garnishment, seizure, tax lien or levy (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any capitalized lease, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

     "Line Note" shall mean collectively the promissory note evidencing the $10,000,000 Line of Credit and the promissory note evidencing the $6,700,000 Line of Credit as described in Article II.

     "Lines of Credit" shall mean collectively the $10,000,000 Line of Credit and the $6,700,000 Line of Credit, with each a "Line of Credit".

     "Loan" shall mean collectively the Lines of Credit and the Term Loan and shall include all principal, interest, attorney's fees and costs owed thereon.

     "Net Tangible Assets" of any Person shall mean, as of any date, the aggregate book value of the assets which would be reflected on a balance sheet of such Person prepared as of such date in accordance with GAAP, less the aggregate book value of such Person's intangible assets (i.e., patents, copyrights, trademarks, trade names, goodwill, franchises and other similar intangibles) as of such date.

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     "Note" shall mean collectively the Line Note and the note evidencing the
Term Loan, and any and all renewal and/or replacement notes.

     "Obligations" shall mean all obligations (monetary or otherwise, including, but not limited to, all representations, warranties and covenants contained in this Agreement) of the Borrower to Lender, whether direct or contingent, due or to become due, now existing or hereafter arising, including future advances, with interest, attorneys' fees, expenses of collection and costs arising under or in connection with this Agreement, the Loan, the Note, the Collateral Documents, promissory notes, checks, overdrafts, letter of credit agreements, endorsements and continuing guaranties.

     "Orange" shall mean Orange Shipbuilding Company, Inc., a Texas corporation.

     "Orange Shipyard" shall mean the shipyard owned by Orange which contains approximately 12 acres of real property on the Sabine River, Orange, Texas, as described on Exhibit B.

     "Permitted Liens" shall mean those presently outstanding Liens of the Borrower in favor of Lender and (i) pledges or deposits by the Borrower under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt of the Borrower) or leases (other than capitalized leases) to which the Borrower is a party, or deposits to secure statutory obligations of the Borrower or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which the Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; (iii) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (iv) Liens for property taxes not yet delinquent and Liens for property taxes the payment of which is being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the Borrower's books; and (v) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of the Borrower or to the ownership of its property which were not incurred in connection with Debt of the Borrower, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business taken as a whole of the Borrower.

     "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company (including the Borrower), a trust, an unincorporated organization, government or any department or agency thereof.

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     "Plan" shall mean any employee benefit plan which is covered by ERISA and in respect of which the Borrower is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Property" shall mean the Amelia Shipyard, the Conrad Shipyard and the Orange Shipyard and any other immovable or real property owned by the Borrower, Guarantor or any of their Subsidiaries.

     "$6,700,000 Line of Credit" shall mean that certain line of credit loan to Borrower described in Section 2.02(c).

     "$6,700,000 Line of Credit Period" shall mean the period commencing on the Closing Date and ending on December 31, 2002.

     "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned 50% or more by such Person.

     "Tangible Net Worth" means, at a particular date, all amounts which would be included under shareholders' equity on the balance sheet of Borrower, Guarantor and all their Subsidiaries in conformity with generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis excluding any amount attributable to goodwill or other intangibles of Borrower, Guarantor and all their Subsidiaries.

     "Term Loan" shall mean Borrower's existing term loan described in Section
2.02 (a).

     "$10,000,000 Line of Credit" shall mean Borrower's existing line of credit loan described in Section 2.02(b).

     "$10,000,000 Line of Credit Period" shall mean the period commencing on the Closing Date and ending on May 31, 2003.

                                   SECTION II
                                   THE CREDIT

     Section 2.01. Commitment to Lend. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, Lender agrees to make the Loan to the Borrower, said extensions of credit being more particularly described hereinafter.

     Section 2.02. (a) Term Loan. On December 31, 2001, Lender made a term loan to Borrower in the principal sum of Nine Million, Seven Thousand and No/100 ($9,007,000.00) Dollars (the "Term Loan") which is evidenced by a promissory note, dated December 31, 2001, payable to the order of Lender in the amount of $9,007,000.00, with interest to accrue at the Libor Rate or Base Rate in accordance with Section 2.03 (the "Term Note"). The Term Loan is

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payable in 40 monthly payments of principal each in the amount of $107,000.00, plus accrued interest with a final payment of all unpaid principal and interest then due payable on May 31, 2005. The first installment of principal and interest on the Term Loan was payable on January 31, 2002 with the succeeding installments payable on the last day of each month until the Term Loan has been paid in full. Borrower hereby acknowledges that the terms of the Term Note shall be governed by this Agreement and that the reference to the Loan Agreement in the Term Note shall be this Agreement.

     (b) $10,000,000 Line of Credit. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Advances to Borrower periodically during the $10,000,000 Line of Credit Period in an aggregate principal amount outstanding not to exceed the sum of Ten Million and No/100 ($10,000,000.00) Dollars (the "$10,000,000 Line of Credit"). On May 31,
2003, Lender's obligations to make any Advance on the $10,000,000 Line of Credit shall cease. The $10,000,000 Line of Credit is evidenced by a promissory note executed by the Borrower, dated December 31, 2001, in the principal sum of $10,000,000.00 (the "$10,000,000 Line of Credit Note"), payable to the order of the Lender on May 31, 2003. During the $10,000,000 Line of Credit Period, the Advances shall accrue interest at Libor Rate or Base Rate in accordance with
Section 2.03 and shall be payable interest only monthly in arrears on the last day of each month, beginning the first month after the initial Advance, and continuing on the last day of each succeeding month, with the unpaid balance of principal and accrued interest due on May 31, 2003. Borrower hereby acknowledges that the terms of the $10,000,000 Line of Credit Note shall be governed by this Agreement and that the reference to the Loan Agreement in the $10,000,000 Line of Credit Note shall be this Agreement.

     (c) $6,700,000 Line of Credit. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, the Lender agrees to make Advances to Borrower periodically during the $6,700,000 Line of Credit Period in an aggregate principal amount outstanding not to exceed the sum of Six Million Seven Hundred Thousand and No/100 ($6,700,000.00) Dollars (the "$6,700,000 Line of Credit"). On December 31, 2002, Lender's obligations to make any Advance on the $6,700,000 Line of Credit shall cease. The $6,700,000 Line of Credit shall be evidenced by a promissory note executed by the Borrower on the Closing Date in the principal sum of $6,700,000.00, payable to the order of the Lender. The $6,700,000 Line of Credit shall bear interest at Libor Rate or Base Rate in accordance with Section
2.03 and shall be payable interest only monthly in arrears on the last day of each month, beginning the first month after the initial Advance, and continuing on the last day of each succeeding month through and including December 31, 2002. On January 1, 2003, the $6,700,000 Line of Credit shall convert to a term loan and shall be payable in 52 monthly payments of principal each in the amount of $58,000.00, plus accrued interest, beginning on January 31, 2003, and continuing on the last day of each succeeding month thereafter, with a final payment of the remaining unpaid balance of principal and accrued interest due on May 31, 2007.

     (d) Advances. Upon the terms and subject to the conditions hereof, Borrower may request an Advance under the applicable Line of Credit during Lender's regular business hours in accordance with the provisions of Section 2.03. Borrower shall make a request for an Advance

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under a Line of Credit by delivering to Lender by mail, hand-delivery, facsimile or by telephonic notice to Lender's applicable officer specifying (i) the amount to be borrowed, and (ii) the date the funds will be borrowed, and all Advance Requests shall be made by the Company Agent. Borrower hereby authorizes the Company Agent to borrow money and contract obligations with Lender. Until Borrower notifies Lender in writing of the withdrawal of the Company Agent's rights and powers, Lender shall be able to rely conclusively upon the right of the Company Agent to request Advances on behalf of Borrower. Borrower agrees that only its duly authorized Company Agent shall request an Advance under the Lines of Credit.

     All proceeds of any Advance shall be deposited to Borrower's account at Lender.

     (e) Credit Advice. After the borrowing of any Advance in accordance with this Agreement, Lender will mail to Borrower at the most recent address shown on Lender's records a credit advice showing the amount of the Advance and the amount of funds credited into Borrower's account. Within ten (10) days after the date of such advices, Borrower shall notify Lender of any inaccuracy in the credit advices or the lack of authority to borrow the Advance. Failure by Borrower to notify Lender timely shall preclude the Borrower from asserting against Lender the inaccuracy of such advices and/or the lack of authorization of such Advance. Lender's failure to mail the credit advice shall not alter Borrower's obligation to repay the Lines of Credit or make Lender liable to Borrower for failure to mail the credit advice.

     (f) Internal Records Shall Control. The principal amount shown on the face of the Line Note evidences the maximum aggregate principal amount that may be outstanding on the Lines of Credit. Borrower agrees that the internal records of Lender shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on the Loan from time to time, (ii) the amount of each Advance made to Borrower under the Lines of Credit and (iii) the amount of each principal and/or interest payment received by Lender on the Loan, unless such internal records of Lender are manifestly erroneous.

     Section 2.03. Conversion. (a) The Borrower has previously determined that the Term Loan shall accrue interest at the Libor Rate. On the last Business Day prior to the expiration of the then applicable Interest Period for the Loan, Borrower will determine the Interest Period and whether the Loan will accrue interest at Libor Rate or Base Rate. Upon the expiration of such Interest Period and any Interest Period thereafter, the Borrower shall have the option to convert the interest rate accruing on all (but not less than all) of the outstanding principal balance of the Loan into a Libor Rate or Base Rate; provided that (i) a Loan can not be converted when any Default has occurred and is continuing and in such event the Loan shall accrue interest at the Base Rate, and (ii) no conversions of the Loan are allowed until the expiration of the Interest Period applicable to the existing rate of interest has expired.

     (b) Each conversion shall be enacted by the Company Agent by giving Lender at its main office prior to 11:00 a. m. (New Orleans time) on or before the last Business Day of the applicable Interest Period written or telephone notice of the conversion (each a "Notice of Conversion") specifying if the applicable Loan is to be converted into accruing interest at Libor Rate or Base Rate and the Interest Period to be applicable thereto. In the absence of any specific rate election by the Borrower or if Borrower fails to provide such notice to the Lender in a timely

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manner, the Loan shall accrue interest at the Base Rate. Borrower may prepay the
Loan without payment of premium or penalty.

     (c) Interest on the outstanding principal owed on the Loan shall be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days.

     Section 2.04. Increased Costs, Illegality, etc. (a) In the event that Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any Interest Period or date of conversion that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Libor Rate; or

          (ii) at any time, that Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Libor Rate because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to Lender of the principal or interest on such Libor Rate (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Lender) or (B) a change in official reserve requirements; or

          (iii) at any time, that the making or continuance of any Libor Rate has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

then, and in any such event, Lender shall promptly give notice (by telephone confirmed in writing) to the Borrower. Thereafter (x) in the case of clause (i) above, Libor Rate shall no longer be available until such time as Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and any Notice of Conversion given by the Borrower with respect to Libor Rate which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as agreed to by Lender and the Borrower) as shall be required to compensate Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Lender, showing the basis for the calculation thereof, submitted to the Borrower by Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Loan shall accrue interest at the Base Rate. Lender agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to Lender, Lender's obligations to convert the interest accruing on the Loan into Libor Rate on the terms and conditions contained herein shall be reinstated.

     (b) At any time that any Libor Rate Loan is affected by the circumstances described in Section 2.04 (a)(ii) or (iii), the Loan shall accrue interest at the Base Rate.

     Section 2.05. Use of Proceeds. Subject to the compliance with the terms and conditions of this Agreement, Borrower may use the $10,000,000 Line of Credit to fund the general corporate operating needs of Borrower and/or the short term funding of Borrower's capital expenditures and acquisitions of other businesses, provided that acquisitions of other businesses must be made on terms acceptable to Lender. In addition to the foregoing, Borrower may use up to the aggregate principal amount of $1,000,000.00 of the $10,000,000 Line of Credit for the purchase by either Borrower or Conrad of up to 200,000 shares of Conrad's outstanding stock. Subject to the compliance with the terms and conditions of this Agreement, Borrower may use the $6,700,000 Line of Credit to develop the Amelia Deepwater facility at the Amelia Shipyard. Subject to the compliance with the terms and conditions of this Agreement, Borrower shall use the proceeds of the Term Loan to satisfy the existing term loan of Borrower and to fund capital expenditures.

     Section 2.06. Prepayment. Borrower shall be entitled to prepay the Loan in whole or in part, without payment of premium or penalty.


                                   ARTICLE III
                          Security for the Obligations

     Section 3.01. Collateral. The Loan and the Obligations shall be secured by a first Lien in favor of Lender on the following collateral (the "Collateral") to be documented upon terms and conditions satisfactory to Lender (the "Collateral Documents"):

                                 CONRAD SHIPYARD

          (a) A Collateral Note by Borrower in amount of $50,000,000.00 secured by and paraphed for identification with a first, valid and enforceable collateral mortgage mortgaging the Conrad Shipyard and all improvements and component parts located thereon, which mortgage shall include an assignment of leases and rents;

          (b) A Security Agreement executed by Borrower granting a security interest in the Collateral Note;

          (c) A Security Agreement and Financing Statements by Borrower granting a first lien and security interest in all furniture, equipment, inventory, fixtures, accounts, documents and general intangibles, including without limitation, franchise agreements, operating agreements, contract rights, licenses, permits and parish and city ordinances and approvals relating to or usable in connection with the use, occupancy, operation, ownership or maintenance of the Conrad Shipyard;

                                     DRYDOCK

          (d) A First Preferred Ship Mortgage by Borrower granting Lender a preferred ship mortgage and security interest in the Drydock;

                                 AMELIA SHIPYARD

          (e) A Collateral Note by Borrower in amount of $40,000,000.00 secured by and paraphed for identification with a first, valid and enforceable collateral mortgage mortgaging the Amelia Shipyard and all improvements and component parts located thereon, which mortgage shall include an assignment of leases and rents;

          (f) A Security Agreement executed by Borrower granting a security interest in the Collateral Note;

                                 ORANGE SHIPYARD

          (g) A deed of trust by Orange mortgaging the Orange Shipyard and all improvements and component parts located thereon, which deed of trust shall include an assignment of leases and rents; and

          (h) A Security Agreement and Financing Statements by Orange granting a first lien and security interest in all furniture, equipment, inventory, fixtures, accounts, documents and general intangibles, including without limitation, franchise agreements, operating agreements, contract rights, licenses, permits and parish and city ordinances and approvals relating to or usable in connection with the use, occupancy, operation, ownership or maintenance of the Orange Shipyard.

                                CONRAD INDUSTRIES

          (i) A Security Agreement and Financing Statements by Conrad granting a first lien and security interest in all furniture, equipment, inventory, accounts, documents and general intangibles.

     Section 3.02. Guaranties. Conrad and Orange shall jointly, severally and solidarily guaranty the repayment of all Obligations of Borrower to Lender, including but not limited to the Loan.

                                   SECTION IV
                         REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to enter into this Agreement, the Borrower and Guarantor represent and warrant to Lender as follows:

     Section 4.01. Corporate Existence.   (a) Borrower is a validly organized
limited liability company duly existing and in good standing under the laws of the State of Louisiana and is duly qualified as a foreign limited liability company in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary. Orange is a validly organized corporation duly existing and in good standing under the laws of the State of Texas and is duly qualified as a foreign corporation in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary. Conrad is a validly organized corporation duly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in the State of Louisiana and in all jurisdictions wherein the property owned or the business transacted by it make such qualifications necessary.

          (b) Borrower has never done business under any name other than its name set forth above, Conrad Shipyard, Inc. and Conrad Industries, Inc. Borrower's tax identification number is 72-0456758 and its principal place of business is 1501 Front Street, Morgan City, Louisiana 70380. Borrower's corporate charter number with the Secretary of State of Louisiana is 35019085K.

          (c) Orange has never done business under any name other than its name set forth above and Clary Industries, Inc. Orange's tax identification number is 74-1789273 and its principal place of business is 710 Market Street, Orange, Texas 77630.

          (d) Conrad has never done business under any name other than its name set forth above. Conrad's tax identification number is 72-1416999 and its principal place of business is 1501 Front Street, Morgan City, Louisiana 70380.

     Section 4.02. Corporate Power and Authorization. The making and performance by the Borrower of this Agreement, the borrowing by the Borrower and the issuance of the Note and Collateral Documents by it hereunder, have been duly authorized by all necessary action and will not (i) violate any provision of law or of the articles of organization or operating agreement of the Borrower, or
(ii) result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which the Borrower is a party or by which it is bound, the result of which would be to have material and adverse effect on the business or property of the Borrower. The making and performance by Guarantor of this Agreement, the issuance of the Continuing Guaranty and the Collateral Documents by it hereunder have been duly authorized by all necessary corporate action and will not (i) violate any provision of law or of the articles of incorporation or by-laws of Guarantor, or (ii) result in a breach of, or constitute a default under, any agreement, indenture or other instrument to which Guarantor is a party or by which it is bound, the result of which would be to have material and adverse effect on the business or property of Guarantor.

     Section 4.03. No Consent. No consent or approval of any governmental agency or authority is required in connection with the execution, delivery and performance by Borrower or Guarantor of this Agreement, the Note, the Collateral Documents and all other documents required hereunder.

     Section 4.04. Enforceable Obligations. This Agreement, the Collateral Documents and the Note to which the Borrower and/or Guarantor, as applicable, is a party, when duly executed and delivered for value will be legal, valid and binding obligations of the Borrower and/or Guarantor, as applicable, enforceable against the Borrower and/or Guarantor, as applicable, in accordance with their respective terms. Borrower hereby agrees to jointly, severally and solidarily assume and perform all Obligations that Conrad Shipyard, Inc. owed or owes to Lender, whether now or in the future.

     Section 4.05. No Material Liabilities or Litigation. Except for liabilities incurred in the normal course of business, liabilities disclosed on the financial statements previously delivered to Lender and the Obligations, the Borrower and Guarantor do not have any material (individually or in the aggregate) liabilities, direct or contingent. In addition, there are no pending or threatened actions or proceedings before any court or administrative agency which may materially and adversely affect the Borrower's and/or Guarantor's business, operations, assets conditions or property, financial or otherwise.

     Section 4.06. Financial Condition. The financial statements of Borrower as heretofore furnished to Lender have been prepared in accordance with the generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Borrower as of those dates. To the best of Borrower's knowledge and belief, Borrower does not have any contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of Borrower from that set forth in said financial statements. The financial statements of Guarantor as heretofore furnished to Lender fairly present the financial condition of Guarantor as of the date hereof. To the best of Guarantor's knowledge and belief, Guarantor has no contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of Guarantor from that set forth in said financial statements. Since the close of the period covered by the latest financial statement delivered to Lender with respect to the Borrower and Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of the Borrower or Guarantor. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower or Guarantor, is threatened, which (i) might render Borrower or Guarantor unable to perform its obligations under this Agreement, the Note or the Collateral Documents, or (ii) would constitute a Default hereunder, or (iii) might adversely affect the financial condition of the Borrower or Guarantor or the validity or priority of the lien of the Collateral Documents. All parties acknowledge that Lender is relying upon said financial statements in entering into this Agreement and the Loan.

     Section 4.07. Liabilities and Litigation. There is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Borrower and/or Guarantor, threatened against or affecting Borrower or Guarantor which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or assets of the Borrower or Guarantor or their respective ability to carry on business as now conducted.

     Section 4.08. Taxes and Governmental Charges. Borrower and Guarantor have filed all tax returns and reports required to be filed by all applicable jurisdictions and have paid all taxes, assessments, fees and other governmental charges levied upon it or upon any property owned by them or upon their income, which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

     Section 4.09. Title to Property. Borrower and Guarantor, as applicable, have good, valid and merchantable title to the Property, free of all Liens except (i) those created by the Collateral Documents, (ii) those disclosed to Lender in writing prior to date hereof, including those reflected on the title commitment covering portions of the Property, and (iii) Permitted Liens. Furthermore, neither Borrower nor Guarantor has heretofore conveyed or agreed to convey or encumber any Collateral in any way, except in favor of the Lender or as disclosed to Lender in writing prior to date hereof. Neither Borrower nor Guarantor has any Liens on any of their assets except Permitted Liens.

     Section 4.10. Default. Neither Borrower nor Guarantor is in default (in any respect which materially and adversely affects its business, property, operations or condition, financial or otherwise) under any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower and/or Guarantor is a party or by which either is bound or subject to any charter or other corporate restriction which materially and adversely affects its business, properties or assets, operation or condition, whether financial or otherwise, except as disclosed to the Lender in writing. No Default hereunder has occurred and is continuing.

     Section 4.11. No Consent. Borrower's and Guarantor's execution, delivery and performance of this Agreement, the Note and the Collateral Documents, as applicable, do not require the consent or approval of any other Person, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof.

     Section 4.12. Compliance with the Law. Borrower and/or Guarantor (i) is not in violation of any law, judgment, decree, order, ordinance or governmental rule or regulation to which the Borrower or any of its property are subject; and (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its property or the conduct of its business; in each case, which violation or failure could reasonably be anticipated to materially and adversely affect the business, prospects, profits, property or condition (financial or otherwise) of the Borrower.

     Section 4.13. Other Information. All information, reports, papers and data given to Lender by the Borrower and Guarantor pursuant to this Agreement and in connection with the Borrower's application for the Loan are accurate and correct in all material respects. All financial projections given to Lender were prepared in good faith based on facts and circumstances existing at the time of preparation and were believed by the Borrower to be accurate in all material respects. No information, exhibit or report furnished by the Borrower to Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or fails to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

     Section 4.14. Environmental Matters. (a) To the best of the Borrower's knowledge, all operating facilities and property owned, leased, used, or operated by the Borrower and/or Guarantor have been, and will continue to be, owned, leased, used, or operated by the Borrower and/or Guarantor in substantial compliance with applicable environmental laws, regulations, and guidelines. There has been no claim, complaint, or notice received by the Borrower or Guarantor with respect to a violation of environmental laws which remains unsettled or unresolved as of the date hereof, including but not limited to, any unsettled or unresolved liabilities relating to, arising out of or resulting from (i) any emission, discharge or release of any pollutant, contaminant, Hazardous Material, toxic material or other similar waste or (ii) any processing, distribution, use, treatment, transport, removal, storage and/or disposal of materials or wastes into or upon the ambient air, surface water, ground water or land owned by the Borrower or any Guarantor or any alleged violation of any federal, state, or local statute, regulation, or ordinance relating to the environment. There has been no complaint or notice received by the Borrower or Guarantor regarding potential liability under the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, or any comparable state or local law which is unsettled or remains unresolved as of the date hereof. To the Borrower's knowledge, there has been no release of a Hazardous Material at any facility or property owned, leased, used, or operated by the Borrower or Guarantor which caused or could have caused a material adverse change in the Borrower's financial condition, business or ability to pay or perform its Obligations. For purposes of the last sentence of this Section 4.14, "release" shall have the meaning assigned to it under the Comprehensive Environmental Response Compensation and Liability Act.

          (b) Borrower and Guarantor have obtained all permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Property by reason of any Hazardous Materials. The use which the Borrower and Guarantor makes and intends to make of the Property will not result in any Hazardous Materials Contamination.

     Section 4.15. Governmental Requirements. The Property is in compliance with all current Governmental Requirements affecting the Property, including, without limitation, all current zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on the Property and the contemplated use of the Property.

     Section 4.16. Continuing Accuracy. All of the representations and warranties contained in this article or elsewhere in this Agreement shall be true through and until the Obligations are fully satisfied, and Borrower shall promptly notify Lender of any event which would render any of said representations and warranties untrue or misleading.

     Section 4.17. Americans With Disabilities Act. The Property shall be readily accessible to individuals with disabilities, and complies with all terms and conditions of the Americans With Disabilities Act, 42 U.S.C. (S)1210, et seq. and all regulations and orders promulgated thereunder.

     Section 4.18. Clean Air Act. The Property now complies with and upon completion of the Improvements shall continue to comply with all terms and conditions of 42 U.S.C. (S)7401, et seq. and all regulations and orders promulgated thereunder.

     Section 4.19. Licenses, Permits. The Borrower and Guarantor have all permits, certificates, licenses (including patent and copyright licenses) approvals and other authorizations required in connection with the operation of their business.

     Section 4.20. Government Contracts. Neither Borrower nor Guarantor has ever been debarred or suspended from contracting (as a first tier or any other level of subcontractor) for or bidding on any Governmental Contract (as such term is defined below). Neither Borrower nor Guarantor is currently debarred or suspended from (or has received notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any contract with or for any Governmental Authority ( a "Government Contract"). Neither Borrower nor Guarantor has been given notice (i) that any Government Contract may be or will be terminated for the convenience of a Governmental Authority or a default by Borrower or Guarantor, as the case may be, (ii) that a major program or contract of Borrower or Guarantor will be eliminated or substantially reduced or suspended, (iii) requiring or resulting in, loss of use or substantial impairment or interference of use by Borrower or Guarantor, as the case may be, of any facilities owned by a Governmental Authority, or (iv) that any relevant budget authority or contract authority has been exceeded with respect to any material Government Contract. Neither the Borrower or Guarantor anticipates incurring cost overruns on any Government Contracts which would have a material adverse effect on the financial condition of Borrower or Guarantor.

     Section 4.21. Federal Regulations. No part of the proceeds of the Loan will be used as "purpose credit" within the meaning of such term under Regulations U or G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, if such use would violate the provisions of Regulations U or G.

     Section 4.22. Subsidiaries. At the Effective Date, the Borrower has no Subsidiaries except Guarantor, and the Borrower owns all of the capital stock of Orange and Conrad owns all of the capital stock of Borrower. There are no Liens on any of the capital stock of Orange or of Borrower.

     Section 4.23. Government Contracts. Borrower and Guarantor have the right under their Government Contracts to grant a security interest to the proceeds therefrom under the Collateral Documents and the Collateral Documents create a non-perfected security interest in the Government Contracts. To the best of Borrower's and Guarantor's respective knowledge, there are no material offsets, and there are not currently threatened or pending any material claims or offsets against Borrower or Guarantor by any Governmental Authority.

     Section 4.24. Assets Mortgaged to Lender. Except for the Drydock, all drydocks, barges and other vessels and equipment of Borrower and Guarantor are not documented vessels with the United States Coast Guard and are free and clear of any Liens, except the Collateral Documents or Permitted Liens. In the event any asset of Borrower or Guarantor becomes a documented vessel with the United States Coast Guard, Borrower agrees to notify Lender and to execute a preferred maritime ship mortgage encumbering such asset in favor of Lender upon terms and conditions reasonably acceptable to Lender. All immovable and real property of Borrower and Guarantor are mortgaged to Lender under the Collateral Documents. All equipment of Borrower and Guarantor are subject to a perfected security interest in favor of Lender in accordance with the terms of the Collateral Documents. Orange acknowledges that the Collateral Documents executed by it continue to secure the performance and payment of the Obligations, even though Borrower changed its name from Conrad Industries, Inc. to Conrad Shipyard, Inc. and then merged into Conrad Shipyard, L.L.C.

                                    SECTION V
                              AFFIRMATIVE COVENANTS

     The Borrower agrees that, so long the Loan remains unpaid, or any other amount or any Obligations are owing to Lender hereunder, the Borrower and Guarantor and all of its Subsidiaries, as applicable, shall comply with the covenants in this Section.

     Section 5.01. Financial Covenants. Borrower shall comply with the following Financial Covenants until the Loan has been paid in full, except as provided herein:

     (a) Debt to Tangible Net Worth. The Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain a Debt to Net Worth Ratio of no greater than 1.5 to 1.0 until the Loan is paid in full.

     (b) Debt Service Coverage Ratio. Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain at all times during the existence of the Loan a Debt Service Coverage Ratio of at least 1.35 to 1.0 as of the end of each fiscal quarter.

     (c) Current Ratio. Borrower on a consolidated basis with Guarantor and each Subsidiary shall maintain at all times during the existence of the Loan a ratio of Current Assets (minus any prepaid expenses) to Current Liabilities of 1.25 to
1.0 or greater.

     Section 5.02. Financial Statements. (a) Conrad shall, from time to time, promptly furnish to Lender as soon as available, but in any event within ninety
(90) days after the close of Conrad's fiscal year a copy of the audited financial statements of Borrower, Guarantor and all of its Subsidiaries on a consolidated basis, as of the close of such fiscal year prepared in reasonable detail and in accordance with generally accepted accounting principles in the United States in effect from time to time and applied consistently throughout the period reflected therein, with such financial statements to include a balance sheet of the Borrower and Guarantor and all of its Subsidiaries on a consolidated basis, as of the end of such year and the related statement of operations, of stockholder's equity and of cash flow prepared in reasonable detail and in conformity with generally accepted accounting principles in the United States in effect from time to time and applied on a basis consistent with that of the preceding fiscal year, and audited by independent certified public accountants selected by Conrad and satisfactory to Lender.

     (b) Conrad shall, from time to time, promptly furnish Lender as soon as available, but in any event within sixty (60) days after the end of each quarter of each fiscal year of Conrad, the consolidated unaudited balance sheet of Borrower, Guarantor and all of its Subsidiaries as of the end of each such quarter and the related unaudited statements of operations, of shareholder's equity and of cash flow for such quarter and the portion of the fiscal year throughout such date, all prepared in reasonable detail and in conformity with good accounting practices in the United States in effect from time to time and applied consistently throughout the period reflected therein and certified by the chief financial officer of Conrad.

     (c) Immediately upon becoming aware of the occurrence of any event which constitutes a Default or which could constitute a Default with the passage of time or the giving of notice, or both, Borrower shall give written notice to Lender describing such occurrence together with a detailed statement by the Company Agent of the steps being taken by Borrower to cure the effect of such event.

     (d) Borrower shall furnish to Lender concurrently with the delivery of the financial statements referred to in subsections (a) and (b) above, a certificate of the chief financial officer of Borrower (i) stating that such officer has no knowledge of any Default, or any other event with which the passage of time would become a Default under this Agreement or the Collateral Documents, except as specified in such certificate and (ii) showing in detail the calculations supporting such statements in respect to Section 5.01. The Borrower shall furnish to Lender with reasonable promptness, such additional financial and other information as Lender may from time to time reasonably request.

     Section 5.03. Conduct of Business and Maintenance of Existence. Borrower and Guarantor shall continue to engage principally in the business of the same general type now conducted by it and preserve, renew and keep in full force and effect its limited liability existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business and comply with all laws.

     Section 5.04. Inspection of Property; Books and Records; Discussions. The Borrower, Guarantor and their Subsidiaries shall keep proper books and records in conformity in all material respects with GAAP and permit representatives of Lender to visit and inspect any of its properties and examine the books and records of the Borrower at any reasonable time during normal business hours and as often as may reasonably be necessary, and to discuss the business, operations, properties and financial and other condition of the Borrower, Guarantor and their Subsidiaries with officers of the Borrower, Guarantor and their Subsidiaries and with its independent certified public accountants.

     Section 5.05. Notice of Certain Events. (a) The Borrower shall promptly notify Lender of any change in location of the Borrower's and/or Guarantor' principal places of business or the office where Borrower and/or Guarantor keeps its records concerning accounts and contract rights.

          (b) The Borrower shall promptly notify Lender of the arising of any litigation or dispute threatened against or affecting the Borrower, Guarantor and/or any of their Subsidiaries or the Property which, if adversely determined, would have a material adverse effect upon the financial condition or business of the Borrower and/or Guarantor. In the event of such litigation, the Borrower will cause such proceedings to be vigorously contested in good faith and, in the event of any adverse ruling or decision, the Borrower shall prosecute all allowable appeals. Lender may (but shall not be obligated to), without prior notice to Borrower, commence, appear in or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender or Borrower and/or Guarantor pursuant to this Agreement. Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys' fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

     Section 5.06. Environmental Indemnity. (a) Borrower and Guarantor agree to
(i) give notice to Lender immediately upon its acquiring knowledge of the violation of any Governmental Requirement regarding the presence of any Hazardous Materials on the Property and/or of any Hazardous Materials Contamination with a full description thereof; and (ii) promptly comply with any Governmental Requirement requiring removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Lender with satisfactory evidence of such compliance. Upon the discovery of any Hazardous Materials Contamination, or upon the occurrence of a Default and the expiration of the cure period provided in Section 8.02, Lender shall have the right to cause an environmental audit or review of the Property to be performed by a firm acceptable to Lender at the sole cost and expense of Borrower.

          (b) Borrower and Guarantor shall solidarily defend, indemnify and hold Lender, its directors, officers, agents and employees harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from or onto the Property of any Hazardous Materials or any Hazardous Materials Contamination, or arise out of, or result from, the environmental condition of the Property or the applicability of any Governmental Requirement relating to Hazardous Materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Borrower and/or Guarantor. These representations, covenants and warranties contained in this Section 5.06 shall survive the termination of this Agreement.

     Section 5.07. Indemnification. (a) Borrower and Guarantor shall solidarily defend, indemnify Lender and hold Lender harmless from claims of brokers with whom the Borrower and/or Guarantor has dealt in the execution hereof or the consummation of the transactions contemplated hereby.

          (b) The Borrower and Guarantor shall solidarily defend, indemnify Lender and hold Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against Lender in any way relating to, or arising in connection with, the use or occupancy of any of the Property.

          (c) Borrower and Guarantor solidarily agree to defend, indemnify, hold harmless and fully protect Lender from any allegation or charge whatsoever of negligence, misfeasance or nonfeasance of Lender in whole or in part, pertaining to any defect in the Property, and particularly, any failure of Lender or any agent, officer, employee or representative of Lender, to note any defect in materials or workmanship or of physical conditions or failure to comply with any ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance.

     Section 5.08. Maintenance of the Property. Borrower and Guarantor shall cause the Property to be maintained in good condition and repair and will not commit or suffer to be committed any waste of the Property. The Property shall not be removed, demolished or materially altered (except for normal replacement), without the prior written consent of Lender, except as currently contemplated and disclosed to Lender with respect to the Amelia Shipyard. Borrower and Guarantor shall promptly comply with all laws, orders, and ordinances affecting the Property or the use thereof, and shall promptly repair, replace or rebuild any part of the Property which may be damaged or destroyed by any casualty (including any casualty for which insurance was not obtained or obtainable) and shall complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Property. Except with regard to normal and customary utility servitudes, the Borrower and Guarantor will not, without obtaining the prior written consent of Lender, initiate, join in, or consent to any private restrictive covenant, zoning ordinance, or other public or private restrictions, limiting or defining the uses which may be made of the Property or any part thereof.

     Section 5.09. Americans With Disabilities Act. (a) Borrower and Guarantor shall (i) maintain the Property to be readily accessible to individuals with disabilities, (ii) provide goods, services, accommodations, access and facilities without discrimination on the basis of disability, and (iii) comply with all terms and conditions of the Americans With Disabilities Act, 42 U.S.C. (S)1210, et seq. and all regulations and orders promulgated thereunder.

     (b) Borrower and Guarantor shall defend, indemnify and hold Lender harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, any violations of the

Americans With Disabilities Act or any regulations or orders promulgated thereunder resulting from the operation, maintenance or renovation of the Property.

     Section 5.10. Clean Air Act. (a) Borrower and Guarantor shall maintain the Property in full compliance with all terms and conditions of the Clean Air Act 42 U.S.C. (S)7401, et seq. and all regulations and orders promulgated thereunder.

     (b) Borrower and Guarantor shall defend, indemnify and hold Lender harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, any violations of the Clean Air Act or any regulations or orders promulgated thereunder resulting from the operation, maintenance or renovation of the Property.

     Section 5.11. ERISA. Borrower shall fulfill its obligations under the minimum funding standards of ERISA and the Internal Revenue Code of 1986, as amended, with respect to each Plan, and neither the Borrower nor any Affiliate or Subsidiary shall take any action that would result in the termination of a Plan by the Pension Benefit Guaranty Corporation.

     Section 5.12. Taxes and Other Liens. Borrower and Guarantor will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon the Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of the Property; provided, however, the Borrower and/or Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if Borrower and/or Guarantor have set up reserves therefor adequate under generally accepted accounting principles or if the claim is covered by insurance or the payment or performance bonds. Borrower shall furnish Lender with proof of payment of all taxes, assessments, charges, levies or claims not later than the date on which penalties might attach thereto, or in the event that the Borrower and/or Guarantor contests any such taxes, assessments, charges, levies or claims in accordance with this section, Borrower and/or Guarantor shall furnish Lender with a description of the contested matter and all actions taken by Borrower and/or Guarantor in connection with such contest.

     Section 5.13. Maintenance of Borrower's and its Subsidiaries' Existence. Borrower, Guarantor and their Subsidiaries will (i) maintain their respective limited liability or corporate existence and rights; (ii) observe and comply (to the extent necessary so that any failure will not materially and adversely affect the business of the Borrower, Guarantor and/or their Subsidiaries) with all applicable Governmental Requirements applicable to Borrower, Guarantor and/or their Subsidiaries or the Property (including without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards or controls or to energy regulations); and (iii) maintain the Property in generally good and workable condition at all times and make all repairs, replacements, additions, betterments and improvements to the Property to the extent necessary so that any failure will not materially and adversely affect the business of the Borrower, Guarantor and/or their Subsidiaries.

     Section 5.14. Further Assurances. Borrower and Guarantor will promptly (and in no event later than 30 days after written notice from Lender is received) cure any defects in the creation, execution and delivery of this Agreement, the Note or the Collateral Documents. Borrower and/or Guarantor at Borrower's expense will promptly execute and deliver to Lender upon request all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower and/or Guarantor in this Agreement, the Note or in the Collateral Documents or to further evidence and more fully describe the Collateral, or to correct any omissions in the Collateral Documents, or more fully state the security obligations set out herein or in any of the Collateral Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Collateral Documents, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

     Section 5.15. Reimbursement of Expenses. Borrower will pay all reasonable legal fees incurred by Lender in connection with the preparation of this Agreement, the Note and the Collateral Documents. Borrower will, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to satisfy any obligation of the Borrower under this Agreement, or to protect the Property or business of the Borrower or to collect the Obligations, or to enforce the rights of Lender under this Agreement, which amounts will include all court costs, attorneys fees, fees of auditors and accountants and investigation expenses reasonably incurred by Lender in connection with any such matters, together with interest at the interest rate set forth in the Note on each such amount from the date that the same is expended, advanced or incurred by Lender until the date of reimbursement to Lender.

     Section 5.16. Insurance. (a) The Borrower shall procure and maintain for the benefit of Lender original paid-up insurance policies from companies satisfactory to Lender, in amounts, in form and substance, and with expiration dates acceptable to Lender and containing a noncontributory standard mortgagee clause or its equivalent in a form satisfactory to Lender, or the statutory mortgagee clause, if any, required in the state where the Property is located, or a mortgagee's loss payable endorsement, in favor of Lender, providing the following types of insurance on the Property:

               (i) Multi-Peril Hazard Insurance. For the Property, multi-peril hazard insurance. In each case, the policies will afford insurance against loss or damage by fire, lightning, explosion, earthquake, collapse, theft, sprinkler leakage, vandalism and malicious mischief and such other perils as are included in so-called "all-risks" or "extended coverage" and against such other insurable perils as, under good insurance practices, from time to time are insured against for properties of similar character and location; such insurance to be not less than 100% of the full replacement cost of the improvements located on the Property (except to the extent such improvements are deemed contents of the Property, then such insurance to be not less than the fair market value of such contents), without deduction for depreciation; said policies to contain replacement costs and stipulated value endorsements.

               (ii) Comprehensive General Liability Insurance. Comprehensive public liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury (including bodily injury and death) and property damage, of not less than a total of $5,000,000.00 combined single limit bodily injury and property damage; such comprehensive public liability insurance to be on a per occurrence basis and to specifically include but not limited to water damage liability, products liability, motor vehicle liability for all owned and nonowned vehicles, including rented and leased vehicles, and contractual indemnification.

               (iii) Workers' Compensation and General Liability. Workers' compensation and general liability insurance against loss, damage or injury to employees, agents or representatives of the Borrower, Guarantor and/or their Subsidiaries or of any contractor and subcontractor, or insurance against loss, damage or injury caused by any employees, agents or representatives of the Borrower, Guarantor and/or their Subsidiaries or of any contractor or subcontractor.

               (iv) Flood Insurance. Flood Insurance Policy in the amount of the Loan or the maximum amount obtainable, whichever is less, if the property is located in a Flood Hazard Area as defined by the Federal Emergency Management Agency.

               (v) Other Insurance. Such other insurance on the Property or any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by Lender against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the improvements on the Property, its construction, location, use and occupancy, or any replacements or substitutions therefor.

          (b) All of the foregoing policies shall contain an agreement by the insurer not to cancel or amend the policies without giving Lender at least thirty (30) days' prior written notice of its intention to do so and shall provide that the policies shall be payable not withstanding the acts of Borrower, Guarantor or their Subsidiaries, as applicable.

          (c) At or before Closing, Borrower shall deliver original binders evidencing the insurance and within 15 days of closing the original or certified policies to Lender, and Borrower shall deliver original or certified renewal policies with satisfactory evidence of payment not less than fifteen (15) days in advance of the expiration date of the existing policy or policies. In the event Borrower and/or its Subsidiaries should, for any reason whatsoever, fail to keep the Property or any part thereof so insured, or to keep said policies so payable, or fail to deliver to Lender the original or certified policies of insurance and the renewals thereof upon demand, then Lender after giving written notice to Borrower of that deficiency and if after 15 days after delivery of such notice, there is still no insurance coverage, then Lender, if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor. The Borrower shall reimburse Lender upon demand for the amount of premium paid, together with interest thereon at 15% percent per annum from date until paid.

          (d) Borrower and Guarantor agree to notify Lender immediately in writing of any material fire or other casualty to or accident involving any of the Property, whether or not such fire, casualty or accident is covered by insurance. Borrower and Guarantor further agree to notify promptly Borrower's and/or Guarantor insurance company and to submit an appropriate claim and proof of claim to the respective insurance company if any of the Property is damaged or destroyed by fire or other casualty.

          (e) Lender is hereby authorized and empowered, at its option, to collect and receive the proceeds from any policy or policies of insurance, and each insurance company is hereby authorized and directed to make payment of all such losses directly to Lender instead of to the Borrower and/or Guarantor and Lender jointly. Lender shall apply the net proceeds thereof, in accordance with Subsections (f), (g) and/or (h) hereof.

          (f) If there is a fire or casualty loss which damages a portion (but not all) of the improvements on any of the Property and as long as no Default has occurred and is continuing, then the proceeds of the insurance shall be deposited into a cash collateral account and such proceeds will be applied to the payment of the cost of restoration of the improvements upon such terms and conditions as Lender may deem necessary or appropriate in its reasonable discretion; provided, however, that (i) such insurance proceeds must be adequate to cover the cost of restoration of the improvements, or if the proceeds are insufficient, then the Borrower shall give Lender such adequate protection and assurance as Lender may, in its reasonable discretion require, that additional funds will be provided by the Borrower in order to complete the restoration of the Improvements (ii) the Borrower shall have provided Lender with such adequate protection and assurance as Lender may, in its reasonable discretion require, that the Borrower has sufficient funds on hand to pay interest and principal on the Loan during the restoration period, and (iii) the first priority of the Collateral Documents in the Property is not impaired. In connection with any restoration of any of the improvements, the Borrower and/or Guarantor shall provide Lender with a detailed cost breakdown showing by line item all costs projected for such restoration and a revised and updated cost breakdown shall be furnished by the Borrower and/or Guarantor to Lender on a monthly basis.

          (g) If there is a fire or casualty loss which constitutes a total loss or a constructive total loss of any of the Property and Borrower decides not to rebuild the improvements, or if all of the conditions set forth in subclause (i) through (iii) of Subsection (f) above are not satisfied, then the insurance proceeds shall be applied to the payment of the Obligations. If such insurance proceeds are not sufficient to pay the Obligations in full, the Borrower shall remain liable to pay the deficiency; and if the proceeds exceed the amount necessary to pay the Obligations in full, then such excess shall be paid to Borrower. If Borrower decides to rebuild the improvements, the provisions of Subsection (f) above must be satisfied.

          (h) Upon demand of Lender and after the occurrence of a Default, the Borrower shall pay to Lender, together with, at the same time as and in addition to the payments of principal and/or interest due on the Note, a pro rata portion of the property taxes, assessments, governmental charges, levies and insurance premiums relating to the Property next to become due, as estimated by Lender, so that Lender will have sufficient funds on hand to pay such taxes, assessments, governmental charges, levies and premiums not less than thirty (30) days prior to the due date thereof. All such amounts shall be held by Lender (not in trust) without interest as further security for the Obligations. Lender may apply all or a portion of the amounts so paid at such time and in such order as Lender, in its uncontrolled discretion shall determine, to the payment of the taxes, assessments, governmental charges, levies and insurance premiums, as the case may be.

                                   SECTION VI
                               NEGATIVE COVENANTS

     Borrower agrees that, so long as the Loan remain unpaid, or any other amount or any Obligations are owing to Lender hereunder, the Borrower, Guarantor and all of their Subsidiaries, as applicable, shall comply with the applicable covenants contained in this Section.

     Section 6.01. Limitations on Liens. Other than Permitted Liens, Borrower and/or Guarantor or any of their Subsidiaries shall not create, encumber or suffer any Lien, other than the Collateral Documents and Permitted Liens, to exist on the Property, any other Collateral or upon any of the capital stock of any Subsidiary of Borrower and/or Guarantor without the prior written consent of Lender.

     Section 6.02. Environmental Liabilities. Borrower, Guarantor and/or any of their Subsidiaries shall not violate any Governmental Requirement regarding Hazardous Materials and shall not create or allow any Hazardous Materials Contamination; and, without limiting the foregoing, or otherwise dispose of (or permit any Person to dispose of) any Hazardous Material (except in accordance with applicable law) into or onto or from, the Property, nor allow any Lien imposed pursuant to any Governmental Requirement relating to Hazardous Materials or the disposal thereof to be imposed or to remain on the Property.

     Section 6.03. ERISA Compliance. Borrower, Guarantor and/or any of their Subsidiaries shall not at any time permit any Plan maintained by it to engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code; incur any "accumulated funding deficiency" as such term is defined in
Section 302 of ERISA; or terminate any such Plan in a manner which could result in the imposition of a Lien on the property of the Borrower and/or Guarantor pursuant to Section 4068 of ERISA.

     Section 6.04. Consolidation/Merger. Neither Borrower, Guarantor nor any of their Subsidiaries shall merge or consolidate with any other Person without the written consent of Lender.

     Section 6.05. Restricted Payments. Neither Borrower nor Conrad shall declare or pay any dividend on, or declare or make any other distribution on account of, any shares of any class of its stock now or hereafter outstanding, or set apart any sum for such purpose without the Lender's prior written consent. Neither Borrower, Guarantor nor any of their Subsidiaries shall purchase any of the capital stock of Conrad other than the purchase of not more than 200,000 shares of Conrad as authorized by Section 2.05 for a purchase price of not greater than $1,000,000.00.

     Section 6.06. Transaction with Affiliates. Neither Borrower, Guarantor nor any of their Subsidiaries shall enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except upon fair and reasonable terms which are at least as favorable to the Borrower, Guarantor or any Subsidiary as would be obtained in a comparable arm's length transaction with a non-Affiliate.

     Section 6.07. Transfer of Borrower's or Guarantor's Stock. Neither the membership interest of Borrower nor the capital stock of Orange shall be sold, transferred, exchange, pledged or encumbered to or in favor of a third Person without the prior written consent of Lender.

     Section 6.08. Parent Company. Without the prior written consent of Lender, Conrad shall not ever have any assets or liabilities (other than the assets and liabilities of Borrower and its Subsidiaries on a consolidated basis) and shall not ever create or incur any Debt.

                                   ARTICLE VII
                              CONDITIONS OF LENDING

     Section 7.01. Conditions of Initial Advance. The obligation of the Lender to make the initial Advance under any Line of Credit is subject to the accuracy of each and every representation and warranty of the Borrower contained in this Agreement, and to the receipt of the following on or before the Closing Date:

          (a) Agreement. A duly executed counterpart of this Agreement signed by all the parties thereto.

          (b) Note. The duly executed Line Note for the $6,700,000 Line of Credit signed by the Borrower.

          (c) Corporate Authorization. Such authorization by the member or Board of Directors of Borrower and Guarantor in form and substance satisfactory to the Lender with respect to the authorization of this Agreement, the Note and the Collateral Documents, as the case may be and the individuals authorized to sign such instruments.

          (d) Fees. Pay all fees and expenses of Lender's counsel, appraisers, inspectors and related experts.

          (e) Collateral Documents. Duly executed counterparts or originals of the Collateral Documents and receipt of the Collateral.

          (f) Representations. Each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct on and as of the date of the initial Advance and the Closing Date, except as such representations and warranties relate to matters that are permitted by this Agreement.

     Section 7.02. Each Additional Advance. The obligation of the Lender to make additional advances on the Line of Credit is subject to the satisfaction of each of the following conditions:

          (a) Each of the representations and warranties of the Borrower contained in this Agreement shall be true and correct on and as of the date of such subsequent advance, except as such representations and warranties relate to matters that are permitted by this Agreement.

          (b) At the time of each subsequent advance, no Default shall have occurred and be continuing and no event with the passage of time or notice (or both) would be a Default shall have occurred and be continuing.

          (c) There shall have occurred no material adverse changes, either individually or in the aggregate, in the assets, liabilities, financial conditions, business operations, affairs or circumstances of the Borrower and/or Guarantor from those reflected in the most recent financial statements furnished to the Lender prior to the Closing Date, except to the extent that such changes are permitted by this Agreement; and

          (d) The satisfaction with any documentation or other conditions as required herein.


                                  SECTION VIII
                                EVENTS OF DEFAULT

     Section 8.01. Defaults. The occurrence of any one or more of the following events shall constitute a default (a "Default") under this Agreement:

          (a) the failure of Borrower to pay promptly when due any interest or principal on any of the Obligations, including but not limited to the Loan;

          (b) the failure of Borrower and/or Guarantor to observe or perform promptly when due any covenant, agreement, or obligation due to the Lender;

          (c) the failure to pay on demand any amounts advanced by Lender for the payment of taxes and assessments or the cost of obtaining the release of any Collateral from any seizure, Lien, or attachment;

          (d) the inaccuracy at any time of any warranty, representation, or statement made to Lender by Borrower and/or Guarantor, whether such warranty, representation, or statement is made (i) in this Agreement, the Note, or the Collateral Documents, or (ii) in any other agreement, document, or writing;

          (e) any default on or in connection with any Obligation;

          (f) any material discrepancy between any financial statement submitted to Lender by Borrower and/or Guarantor and its actual financial condition;

          (g) any garnishment, seizure, or attachment of, or any tax lien or tax levy against, any assets of Borrower and/or Guarantor, including, without limitation, those assets that are Collateral, unless the same is being contested in good faith and is secured by adequate reserves in an amount sufficient to satisfy same;

          (h) one or more judgments, decrees, arbitration award, rulings or decisions shall be entered against Borrower and/or Guarantor involving in the aggregate a liability (not paid or fully covered by insurance including self-insurance or the payment or performance bonds) of $500,000 or more and all such judgments, decrees, awards and rulings shall not have been vacated, paid, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

          (i) Borrower shall default in any payment of principal of or interest on any Debt other than the Loan in the aggregate principal amount of more than $100,000, in each instance, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such (or a trustee, agent or other Person acting on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity;

          (j) a receiver, conservator, liquidator or trustee of the Borrower and/or Guarantor, or of any of their property (including the Property) is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against the Borrower and/or Guarantor under the Federal Bankruptcy Code; or the Borrower and/or Guarantor is adjudicated bankrupt or insolvent; or any material portion of any property of any of the Borrower and/or Guarantor (including the Property) is sequestered by court order and such order remains in effect for more than thirty
(30) days after such party obtains knowledge thereof; or a petition is filed against the Borrower and/or Guarantor under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) days;

          (k) the Borrower and/or Guarantor files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law;

          (l) the Borrower and/or Guarantor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Borrower and/or Guarantor or of all or any part of its property;

          (m) the entry of a final court order that enjoins or restrains Borrower's and/or Guarantor's conduct of their business activities;

          (n) the existence or future enactment of any law, by any federal, state, parish, county, municipal, or other taxing authority, requiring or permitting Borrower to deduct any amount from any payments to be made on the Loan or any other Obligation;

          (o) the failure of Borrower and/or Guarantor to pay any federal, state, or local tax, fee, or duty, unless the same is being contested in good faith and is secured by an adequate reserve in an amount sufficient to satisfy same and enforcement proceedings have not begun;

          (p) any material adverse change in Borrower's financial condition, business, or ability to pay or perform its obligations to Lender; or

          (q) the Collateral, or any material portion thereof, is condemned or expropriated under power of eminent domain by any legally constituted governmental authority.

     Section 8.02. Notice of Default and Remedies. Upon the happening of any event of Default and such Default continues for a period of ten (10) days for a payment default under the Loan or the Obligations or thirty (30) days for any other type of default, after Lender has mailed or sent written notice of such Default to the Borrower (but with no notice required in the event of a Default under paragraphs (j), (k), or (l) of Section 8.01), Lender may declare the entire principal amount of all Obligations then outstanding, including the Loan and interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower and Lender is then authorized to exercise any and all of its rights and remedies under the Collateral Documents and/or the Obligations.

     Section 8.03. Right of Set-off and Compensation. Upon the occurrence and continuance of a Default and expiration of the notice provided in Section 8.02, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by the Borrower) to set-off, compensate and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower, irrespective of whether or not the Lender shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off, compensation and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights of set-off and compensation which the Lender may have under the Collateral Documents or otherwise. Lender shall have the right to impute all payments on the Obligations in any order as Lender may desire.

                                   SECTION IX
                                  MISCELLANEOUS

     Section 9.01. Notices. All notices and other communications given hereunder or in connection herewith shall be in writing, shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery with acknowledged receipt of delivery, shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt; and shall be addressed to the party to receive such notice at the following applicable addresses:

     If to the Borrower:   Conrad Shipyard, L.L.C.
                           1501 Front Street
                           Morgan City, Louisiana 70380
                           Attn: Cecil A. Hernandez

     If to Lender:         Whitney National Bank
                           228 St. Charles Avenue
                           New Orleans, Louisiana 70130
                           Attn: Edgar W. Santa Cruz, III
                                 Vice President

     Any party may, by notice given as aforesaid, change its address for all subsequent notices.

     Section 9.02. Amendments and Waivers. No amendment of any provision of this Agreement or of the Note shall be effective unless the same shall be in writing and signed by Lender and the Borrower. No waiver of Borrower's Obligations shall be effective unless in writing and signed by Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

     Section 9.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     Section 9.04. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Collateral Documents and the Note.

     Section 9.05. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect.

     Section 9.06. Severability. Any provision of this Agreement which is prohibited or unenforceable under applicable law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

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     Section 9.07. Governing Law. This Agreement, the Note and the rights and obligations of the parties under this Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the law of the State of Louisiana.

     Section 9.08. Time of the Essence. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Borrower and the Lender to be performed hereunder.

     Section 9.09. Successors and Assigns; Participants. (a) All covenants and agreements contained by or on behalf of the Borrower in this Agreement, the Note and the Collateral Documents shall bind its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

     (b) This Agreement is for the benefit of the Lender and for such other Person or Persons as may from time to time become or be the holders of any of the Obligations, and this Agreement shall be transferable and negotiable, with the same force and effect and to the same extent as the Obligations may be transferable, it being understood that, upon the transfer or assignment by the Lender of any of the Obligations, the legal holder of such Obligations shall have all of the rights granted to the Lender under this Agreement.

     (c) Borrower hereby recognizes and agrees that the Lender may, from time to time, one or more times, transfer all or any portion of the Obligations to one or more third parties. Such transfers may include, but are not limited to, sales of participation interests in such Obligations in favor of one or more third-party lenders. Borrower specifically (i) consents to all such transfers and assignments, waives any subsequent notice of and right to consent to any such transfers and assignments as may be provided under applicable Louisiana law; (ii) agrees that the purchaser of a participation interest in the Obligations will be considered as the absolute owner of a percentage interest of such Obligations and that such a purchaser will have all of the rights granted to the purchaser under any participation agreement governing the sale of such a participation interest; (iii) waives any right of off-set that Borrower may have against the Lender, and/or any purchaser of such a participation interest in the Obligations and unconditionally agrees that either the Lender or such a purchaser may enforce Borrower's Obligations under this Agreement, irrespective of the failure or insolvency of the Lender or any such purchaser; (iv) agrees that any purchaser of a participation interest in the Obligations may exercise any and all rights of counterclaim, set-off, banker's lien and other liens with respect to any and all monies owing to the Borrower in accordance with the terms of the Obligations, including but not limited to this Agreement; and (v) agrees that, upon any transfer of all or any portion of the Obligations, the Lender may transfer and deliver any and all collateral securing repayment of such Obligations to the transferee of such Obligations and such collateral shall secure any and all of the Obligations in favor of such a transferee, and after any such transfer has taken place, the Lender shall be fully discharged from any and all future liability and responsibility to Borrower with respect to such collateral, and the transferee thereafter shall be vested with all the powers, rights and duties with respect to such collateral.

     Section 9.10. Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     Section 9.11. Payment of Expenses and Indemnity.

     (a) The Borrower agrees (i) to promptly pay or reimburse Lender for all of Lender's reasonable out-of-pocket costs, expenses and attorneys' fees incurred in connection with the preparation, execution and delivery of this Agreement, the Note, the Collateral Documents and any other documents prepared in connection herewith, and (ii) to promptly pay or reimburse Lender for all of Lender's reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of any amendment, supplement or modification to this Agreement, the Note, the Collateral Documents and any other documents prepared in connection herewith, together with the reasonable fees and disbursements of counsel to Lender and the reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Note, the Collateral Documents and any such other documents.

     (b) In consideration of the execution and delivery of this Agreement by Lender, the Borrower hereby indemnifies, exonerates and holds Lender and its respective officers, directors, employees, and agents, (herein collectively called the "Bank Parties" and individually called a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses actually incurred in connection therewith (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnification Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to:

               (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loan; or

               (ii) any investigation, litigation, or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or all or substantially all of the assets of any Person, regardless of whether any Bank Party is a party thereto; or

               (iii) the presence on or under, or the escape, seepage leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Comprehensive Environmental Response. Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, or any other federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning, any Hazardous Material), regardless of whether caused by, or within the control of, the Borrower or any Subsidiary;

except for any such Indemnification Liabilities arising for the account of a particular Bank Party which a court of competent jurisdiction shall have determined in a final proceeding to have arisen by reason of the relevant Bank Party's gross negligence, bad faith, willful misconduct or breach of contractual obligation arising under this Agreement and owed to the Borrower (which

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shall be the sole responsibility of such Bank Party). The agreements in this
Section shall survive payment of the Loan and the Obligations and all other amounts payable hereunder.

     Section 9.12. Entire Agreement. This Agreement, the Note, the Collateral Documents and the other documents executed in connection herewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof. To the extent the terms of the Collateral Documents conflict with the terms of this Agreement, the terms of this Agreement shall control. To the extent that the Note or any of the Collateral Documents or any other documents executed in connection with the existing or prior Obligations of Borrower to Lender reference a prior loan agreement, such reference shall be to this Agreement, as it may be amended, supplemented or modified from time to time.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        CONRAD SHIPYARD, L.L.C.

                                        By:  /s/ Cecil A. Hernandez
                                           -------------------------------------
                                                 Cecil A. Hernandez
                                                 Its: Treasurer and Manager

                                        CONRAD INDUSTRIES, INC.

                                        By:  /s/ Cecil A. Hernandez
                                           -------------------------------------
                                                 Cecil A. Hernandez
                                                 Its: Chief Financial Officer

                                        ORANGE SHIPBUILDING COMPANY, INC.

                                        By:  /s/ Cecil A. Hernandez
                                           -------------------------------------
                                                 Cecil A. Hernandez
                                                 Its: Chief Financial Officer

                                        WHITNEY NATIONAL BANK

                                        By:  /s/ Edgar W. Santa Cruz, III
                                           -------------------------------------
                                                 Edgar W. Santa Cruz, III
                                                 Its: Vice President

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